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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 6 to Registration Statement No. 333-144537 of our report dated March 11, 2008, relating to the statements of revenues and direct operating expenses of the Acquired Properties of St. Mary Land & Exploration Company for each of the three years in the period ended December 31, 2007, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado
June 3, 2008

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  Exhibit 23.3